Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

SUNGARD CAPITAL CORP.,

SUNGARD CAPITAL CORP. II,

SUNGARD HOLDING CORP.,

SUNGARD HOLDCO LLC,

SUNGARD DATA SYSTEMS INC.,

SUNGARD AVAILABILITY SERVICES CAPITAL, INC.

AND

SUNGARD AVAILABILITY SERVICES HOLDINGS, LLC

Dated March 31, 2014

i

ii

SCHEDULES

Schedule 1.01(a)	Availability Litigation Matters
Schedule 1.01(b)	Availability Subsidiaries
Schedule 1.01(c)	SDS Litigation Matters
Schedule 2.01(a)(i)	Availability Assets
Schedule 2.01(b)(i)	SDS Assets
Schedule 2.03(b)(ii)	Continuing Contracts
Schedule 6.11(f)	Specified Litigation Matter
Schedule 9.06	Telecom Minimum Purchase Requirements

EXHIBITS

Exhibit A	Form of Availability Management Agreement
Exhibit B	Form of Availability Principal Investors Agreement
Exhibit C	Form of Availability Registration Rights Agreement
Exhibit D	Form of Availability Stockholders Agreement
Exhibit E	Form of Employee Matters Agreement
Exhibit F	Example Statement of Net Working Capital
Exhibit G	Form of IP Address Agreement
Exhibit H	Form of Sublease Agreement
Exhibit I	Form of Tax Sharing Agreement
Exhibit J	Form of Trademark Agreement
Exhibit K	Form of Transition Services Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated March 31, 2014, by and among SUNGARD CAPITAL CORP., a Delaware corporation (“Capital”), SUNGARD CAPITAL CORP. II, a Delaware corporation (“Capital II”), SUNGARD HOLDING CORP., a Delaware corporation (“Holding”), SUNGARD HOLDCO LLC, a Delaware limited liability company (“Holdco LLC”), SUNGARD DATA SYSTEMS INC., a Delaware corporation (“SDS”), SUNGARD AVAILABILITY SERVICES CAPITAL, INC., a Delaware corporation (“AS SpinCo”), and SUNGARD AVAILABILITY SERVICES HOLDINGS, LLC, a Delaware limited liability company that is disregarded for U.S. federal income tax purposes (“Availability LLC”).

WHEREAS, SDS, directly and through its various subsidiaries, is engaged in the Availability Business, and is also engaged in the SDS Business (as such terms are defined below);

WHEREAS, the Boards of Directors of Capital, Capital II, Holding and SDS, and the Board of Managers of Holdco LLC, have determined that it is in the best interests of Capital, Capital II, Holding, Holdco LLC and SDS to separate the Availability Business from the SDS Business and that such separation is being carried out for valid and exigent corporate business purposes, including (i) providing a significant amount of stock (more than 5 percent), in a separate, independent company to the key Availability Business managers in order to retain and motivate such managers and to attract future key Availability Business managers, (ii) eliminating business model, governance and management conflicts between the Availability Business and the SDS Business, and (iii) providing each of the Availability Business and the SDS Business with the opportunity to pursue its own separate and distinct corporate opportunities and growth strategies;

WHEREAS, in order to effect such separation, except as otherwise provided herein or in any Ancillary Agreement, (i) the Availability Subsidiaries and all of the other Availability Assets and Availability Liabilities of a member of the SDS Group (as such terms are defined below) will be transferred to Availability LLC, which will be wholly owned by SDS and disregarded for U.S. federal income tax purposes, and (ii) all of the SDS Assets and the SDS Liabilities of a member of the Availability Group (as such terms are defined below) will be retained by or transferred to SDS and the SDS Subsidiaries, as applicable (such transactions, collectively, the “Internal Separation”);

WHEREAS, following the Internal Separation, SDS will transfer all of its ownership interests in Availability LLC to AS SpinCo (the “Contribution”) in exchange for (i) additional AS SpinCo Common Stock, (ii) the Cash Proceeds, and (iii) AS SpinCo Notes (as such terms are defined below);

WHEREAS, in connection with the Internal Separation, the Contribution and the First Internal Spin-Off, SDS will effect the Debt Exchange pursuant to the Debt Exchange Agreement (as such terms are defined below), and repay certain indebtedness owed under SDS’s existing credit facilities with proceeds received in connection with the Contribution from AS SpinCo and borrowed by AS SpinCo under its credit facilities (the “Debt Repayment”);

WHEREAS, immediately following the Contribution (i) SDS will distribute all of the outstanding shares of AS SpinCo’s common stock, par value $0.001 per share (the “AS SpinCo Common Stock”), to Holdco LLC; (ii) Holdco LLC will distribute the AS SpinCo Common Stock to Holding (the transactions described in clauses (i) – (ii), collectively, the “First Internal Spin-Off”); and (iii) Holding will distribute the AS SpinCo Common Stock to Capital II (the “Second Internal Spin-Off”) (the transactions described in clauses (i) – (iii), collectively, the “Internal Spin-Offs”);

WHEREAS, following the Contribution and the Internal Spin-Offs, pursuant to Section 4.3 of the Stockholders Agreement, the holders of 11.5% cumulative preferred stock, par value $0.001 per share (the “Capital II Preferred”), of Capital II will exchange, on a pro rata basis and at fair market value, a portion of their shares of Capital II Preferred for all of the outstanding shares of AS SpinCo Common Stock (the “External Split-Off”);

WHEREAS, the Parties intend that the Contribution and the First Internal Spin-Off qualify as a reorganization under Section 368(a)(1)(D) of the Code (as defined herein), in which no gain or loss is recognized by SDS and with each of SDS and AS SpinCo as a party to the reorganization, and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code;

WHEREAS, the Debt Repayment is intended to qualify as a transfer under Section 361(b) of the Code such that no gain is recognized upon the receipt of the cash proceeds by SDS in connection with the Contribution and the Debt Exchange is intended to qualify as a distribution and exchange of “qualified property” under Section 361(c);

WHEREAS, the First Internal Spin-Off, the Second Internal Spin-Off and the External Split-Off are intended to qualify for non-recognition of gain or loss under Section 355 of the Code; and

WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the AS Separation Transaction, and to set forth the agreements that will govern certain matters following the External Split-Off;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 9.07(b).

“Action” means any claim, action, demand, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Dispute Notice” has the meaning set forth in Section 9.08(b).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Disputes” has the meaning set forth in Section 7.01.

“Ancillary Agreements” means the Employee Matters Agreement, the Implementation Agreements, the IP Address Agreement, the Trademark Agreement, the Sublease Agreement, the Tax Sharing Agreement and the Transition Services Agreement.

“A&R Management Agreement” means the Amended and Restated Management Agreement to be entered into, effective as of the Distribution Date, by and among Capital, Capital II, Holding, Holdco LLC, SDS, Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P., Blackstone Communications Advisors I L.L.C., Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P.

“A&R Principal Investors Agreement” means the Second Amended and Restated Principal Investors Agreement to be entered into, effective as of the Distribution Date, by and among Capital, Capital II, Holding, Holdco LLC, SDS and the investors identified therein.

“AS Separation Transaction” means the Internal Separation, the Contribution, the Internal Spin-Offs, and the External Split-Off.

“Assets” means, with respect to any specified Person, the assets, properties, claims, rights and goodwill of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by such Person or to which it is directly or indirectly entitled, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)	all accounting and other books, records and files whether in printed or electronic form, including microfilm, microfiche, computer tape, magnetic tape or disc or in any other form;

(b)	all apparatuses, computers and other electronic data processing and communications equipment, IT Assets, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)	all inventories of materials, parts, supplies, and work-in-process and finished goods and products;

(d)	all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)	all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f)	all Contracts, including license agreements, leases of personal property, open purchase orders for supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts;

(g)	all deposits, letters of credit and performance and surety bonds;

(h)	all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and operating and maintenance manuals, including any materials and analyses prepared by consultants or other third parties;

(i)	all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

(j)	all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development files, vendor and customer specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)	all prepaid expenses, trade accounts and other accounts receivables and notes receivables;

(l)	all claims, rights or benefits against any Person or pursuant to any Action, choses in action or similar rights, whether accrued or contingent;

(m)	all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)	to the extent transferable, all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o)	all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p)	all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“AS SpinCo” has the meaning set forth in the Preamble.

“AS SpinCo Balance Sheet” means the audited balance sheet of AS SpinCo, including the notes thereto, as of December 31, 2013.

“AS SpinCo Bank Debt” means the indebtedness incurred by AS SpinCo on the Distribution Date under the Credit Agreement to be entered into, effective as of the Distribution Date, by and among AS SpinCo, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, the aggregate principal amount of which shall not exceed $1.025 billion, and the cash proceeds of which (net of costs and other out-of-pocket expenses incurred by AS SpinCo in connection with the incurrence of such indebtedness) will be used as partial consideration in connection with the Contribution.

“AS SpinCo Notes” means new senior notes to be issued by AS SpinCo to SDS on or prior to the Distribution Date in connection with the Contribution, having an aggregate principal amount of $425,040,000 and a term of eight years.

“Availability Assets” has the meaning set forth in Section 2.01(a).

“Availability Business” means the business of SDS and its Subsidiaries identified as “Availability Services” in SDS’s filings with the SEC, including SDS’s Form 10-K and financial statements for the year ended December 31, 2013, to the extent such business is conducted by the Availability Group immediately prior to the Distribution Date.

“Availability Contracts” means the following Contracts, whether or not in writing, except for any such Contract that is expressly contemplated to be retained by SDS or any member of the SDS Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)	any Contract entered into in the name of, or expressly on behalf of, any division or business unit of the Availability Group;

(b)	any Contract that relates primarily to the Availability Business;

(c)	any Contract that is otherwise expressly contemplated to be assigned to any member of the Availability Group pursuant to this Agreement or any of the Ancillary Agreements; and

(d)	any guarantee, indemnity, representation, warranty or other Liability of any member of the Availability Group or the SDS Group in respect of any Availability Contract, any Availability Liability or the Availability Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Availability Business).

“Availability Group” means AS SpinCo, Availability LLC, each Availability Subsidiary and each other Person that is either controlled by AS SpinCo immediately after the Distribution Date or contemplated to be controlled by AS SpinCo immediately after the Distribution Date pursuant to the terms hereof.

“Availability Indemnified Party” has the meaning set forth in Section 4.03.

“Availability Investor Agreements” means the Availability Principal Investors Agreement, the Availability Registration Rights Agreement and the Availability Stockholders Agreement.

“Availability Liabilities” means, except to the extent provided in this Agreement or any Ancillary Agreement, any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Availability Business, regardless of (a) when or where such Liabilities arose or arise; (b) whether such Liabilities arise from facts or occurrences existing prior to, on or after the date hereof or the Distribution Date; (c) where or against which or whom such Liabilities are asserted (including any Liabilities arising out of claims made by AS SpinCo’s directors, officers, employees, agents or Affiliates); (d) whether such Liabilities are determined prior to the date hereof or prior to or after the Distribution Date; and (e) whether such Liabilities arise from or are alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Availability Group or any of its directors, officers, employees, agents or Affiliates, including:

(i) subject to Section 4.02(b) and Section 4.03(b), 23% of any and all Liabilities arising from or relating to any action brought by any Person (other than a member of the SDS Group or a member of the Availability Group) against a member of the SDS Group or a member of the Availability Group with respect to the AS Separation Transaction, including any such Liabilities arising under any of the Availability Management Agreement, the Availability Principal Investors Agreement, the A&R Management Agreement and the A&R Principal Investors Agreement with respect to, in each case, the AS Separation Transaction;

(ii) any and all Liabilities that are set forth in this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained, performed, discharged or assumed by AS SpinCo or any other member of the Availability Group;

(iii) any and all Liabilities (other than as provided in any Ancillary Agreement) to the extent relating to, arising out of or resulting from:

(A) the conduct of the Availability Business at any time prior to, on or after the Distribution Date (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of a member of the Availability Group (whether or not such act or failure to act is or was within such Person’s authority));

(B) the conduct of any business (other than the Availability Business) by any member of the Availability Group at any time after the Distribution Date (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of a member of the Availability Group (whether or not such act or failure to act is or was within such Person’s authority));

(C) any Availability Assets; or

(D) any Availability Litigation Matter, any Future Availability Litigation Matter and, to the extent relating to the Availability Business, any Joint Litigation Matter or Future Joint Litigation Matter;

(iv) any and all Liabilities reflected on the AS SpinCo Balance Sheet (or in the notes thereto) or incurred by SDS or its Subsidiaries after the date of the AS SpinCo Balance Sheet that would be reflected on the balance sheet of AS SpinCo as of the Distribution Date if a balance sheet as of such date were prepared using the same principles and accounting policies under which the AS SpinCo Balance Sheet was prepared; and

(v) any and all Other Financial Liabilities to the extent relating to, arising out of or resulting from the conduct of the Availability Business.

“Availability Licensed IP” means the Intellectual Property owned by a member of the SDS Group immediately after the Internal Separation that was used by the Availability Business prior to the Internal Separation; excluding any (a) Intellectual Property used by a member of the Availability Group solely pursuant to any Long-Term Customer Agreement; and (b) Trademarks.

“Availability Litigation Matters” means the Actions set forth on Schedule 1.01(a) and any other Actions commenced before the Distribution Date that relate to the Availability Assets, the Availability Liabilities or the Availability Business and do not relate to the SDS Assets, the SDS Liabilities or the SDS Business. For purposes of determining whether an Action relates to (a) the SDS Assets, the SDS Liabilities or the SDS Business or (b) the Availability Assets, the Availability Liabilities or the Availability Business, the involvement before the Distribution Date of one or more of the corporate functions of SDS (e.g., treasury, legal, compliance, corporate governance, tax and human resources) shall be disregarded.

“Availability LLC” has the meaning set forth in the Recitals.

“Availability Management Agreement” means the Management Agreement to be entered into, effective as of the Distribution Date, by and among AS SpinCo, Availability LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I L.L.C., Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P., substantially in the form attached hereto as Exhibit A.

“Availability Principal Investors Agreement” means the Principal Investors Agreement to be entered into, effective as of the Distribution Date, by and among AS SpinCo, Availability LLC and the investors identified therein, substantially in the form attached hereto as Exhibit B.

“Availability Registration Rights Agreement” means the Participation, Registration Rights and Coordination Agreement to be entered into, effective as of the Distribution Date, by and among AS SpinCo, Availability LLC and the investors identified therein, substantially in the form attached hereto as Exhibit C.

“Availability Releasees” has the meaning set forth in Section 4.01(b).

“Availability Releasors” has the meaning set forth in Section 4.01(a).

“Availability Stockholders Agreement” means the Stockholders Agreement to be entered into, effective as of the Distribution Date, by and among AS SpinCo, Availability LLC and the stockholders identified therein, substantially in the form attached hereto as Exhibit D.

“Availability Subsidiaries” means (a) prior to the Internal Separation, all Subsidiaries listed in Schedule 1.01(b), and (b) after giving effect to the AS Separation Transaction, all of the Subsidiaries of AS SpinCo, including the Subsidiaries listed on Schedule 1.01(b).

“Availability Third Party Claims” has the meaning set forth in Section 6.11(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Philadelphia, PA.

“Capital” has the meaning set forth in the Preamble.

“Capital II” has the meaning set forth in the Preamble.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments); provided that Cash shall be calculated net of any uncleared checks issued by any member of the Availability Group and shall include any cash and checks received by any member of the Availability Group or its banks, in each case whether or not cleared as of the applicable time (provided such checks clear).

“Cash Dispute Notice” has the meaning set forth in Section 9.07(b).

“Cash Proceeds” means the cash proceeds received by SDS as partial consideration for the Contribution.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” has the meaning set forth in Section 6.08(a).

“Confidential Personal Information” shall mean information about identifiable individuals (including identifiable consumers or employees or other personnel) which SDS, AS SpinCo, any of their respective Subsidiaries or any of their respective employees, agents or representatives provides access or transfers to the other Party, any of its Subsidiaries or any of their respective employees, agents or representatives hereunder or which any of the foregoing otherwise collects, uses, discloses, processes or otherwise handles in connection with this Agreement or any Ancillary Agreement, including any (a) information: (i) a consumer provides to SDS, AS SpinCo, any of their respective Subsidiaries or any of their respective employees, agents or representatives to obtain a product or service; (ii) about a consumer resulting from any transaction involving a product or service between SDS, AS SpinCo, any of their respective Subsidiaries or any of their respective employees, agents or representatives and a consumer, or (iii) SDS, AS SpinCo, or any of their Subsidiaries or any of their respective employees, agents or representatives otherwise obtain about a consumer in connection with providing a product or service to that consumer; (b) list, description, or other grouping of consumers that is derived using any information of the type described in subsection (a) hereof; and (c) employment and personnel records and related information of SDS, Availability, any of their respective Subsidiaries or any of their respective employees, agents or representatives.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or unwritten, that is binding on any Person or any part of its property under applicable Law.

“Continuing Contract” has the meaning set forth in Section 2.03(b).

“Contribution” has the meaning set forth in the Recitals.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Debt Exchange” means the transfer by SDS of AS SpinCo Notes in exchange for 7 3⁄8% Senior Notes due 2018 issued by SDS pursuant to the Debt Exchange Agreement.

“Debt Exchange Agreement” means the Exchange Agreement, dated as of March 17, 2014, by and among SDS, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc. and, for the limited purposes stated therein, AS SpinCo.

“Distribution Date” means the date on which the Contribution, the Internal Spin-Offs and the External Split-Off are consummated.

“Distribution Date Cash Statement” has the meaning set forth in Section 9.07(a).

“Drag Along Notice” has the meaning set forth in Section 3.02(a)(i).

“Employee Matters Agreement” means the Employee Matters Agreement by and between SDS and AS SpinCo, substantially in the form attached hereto as Exhibit E, dated as of the Distribution Date and thereafter as amended.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.

“Environmental Liability” means any claim, demand, order, suit, obligation, Liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Availability Assets or the SDS Assets following the Distribution Date, as applicable, in each case whether arising or incurred before, at or after the External Split-Off.

“Escalation Notice” has the meaning set forth in Section 7.02(a).

“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the members of the Availability Group less the aggregate value of certain of the current liabilities of the members of the Availability Group, in each case, determined on a consolidated basis without duplication as of 11:59 pm on the dates set forth therein, and attached hereto as Exhibit F.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing SDS Debt” means all of the outstanding indebtedness of SDS as of the Distribution Date, including indebtedness issued in connection with the SDS Credit Agreements, the SDS Senior Notes and the SDS Senior Subordinated Notes due 2019.

“External Split-Off” has the meaning set forth in the Recitals.

“Final Determination” has the meaning set forth in the Tax Sharing Agreement.

“First Internal Spin-Off” has the meaning set forth in the Recitals.

“Future Availability Litigation Matter” has the meaning specified in Section 6.11(b)(ii).

“Future Joint Litigation Matter” has the meaning specified in Section 6.11(b)(iii).

“Future SDS Litigation Matter” has the meaning specified in Section 6.11(b)(i).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the SDS Group or the Availability Group, as the context requires.

“Holdco LLC” has the meaning set forth in the Preamble.

“Holding” has the meaning set forth in the Preamble.

“Implementation Agreements” means the agreements necessary to implement the Internal Separation, including the contribution agreements, asset transfer agreements, share transfer agreements, bills of sale, assignment and assumption agreements, real estate transfer documents, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment among members of the SDS Group, on the one hand, and members of the Availability Group, on the other hand, pursuant to which (i) Availability Subsidiaries, Availability Assets and Availability Liabilities will be transferred to or assumed by members of the Availability Group; and (ii) SDS Subsidiaries, SDS Assets and SDS Liabilities will be transferred to or assumed by the members of the SDS Group.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnified Party” has the meaning set forth in Section 4.04(a).

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Net Working Capital Statement” has the meaning set forth in Section 9.08(a).

“Insurance Proceeds” means those monies:

(a)	received by an insured from an insurance carrier; or

(b)	paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”); (iii) works of authorship (including with respect to Software) and copyrights, and moral rights, design rights and database rights therein and thereto, excluding, for the purpose of the license grants in Section 9.04, marketing and/or business plan materials of the SDS Business or the Availability Business; (iv) confidential and proprietary information, including trade secrets, know-how and invention rights; (v) rights of privacy and publicity; (vi) registrations, applications, renewals and extensions for any of the foregoing in clauses (i) - (v) and (vii) internet or intranet websites.

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Intercompany Balances” means all intercompany accounts receivable, accounts payable, loans and corporate cross-charges (other than current intercompany accounts receivables and accounts payable arising out of the Ordinary Course of Business or any balances outstanding under any Continuing Contract), including the interest accrued thereon as of the date hereof, between any member of the Availability Group, on the one hand, and any member of the SDS Group, on the other hand.

“Internal Separation” has the meaning set forth in the Recitals.

“Internal Spin-Offs” has the meaning set forth in the Recitals.

“IP Address Agreement” means the IP Address Agreement to be entered into by and between SDS and AS SpinCo, effective as of the Distribution Date, substantially in the form attached hereto as Exhibit G.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Joint Litigation Matter” means each Action commenced before the Distribution Date that involves as a named party one or more members of the SDS Group or the Availability Group and is not an Availability Litigation Matter or an SDS Litigation Matter.

“Joint Third Party Claims” has the meaning set forth in Section 6.11(c).

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensee Group” has the meaning set forth in Section 9.05.

“Licensor Group” has the meaning set forth in Section 9.05.

“Long-Term Customer Agreements” has the meaning set forth in Section 2.03(b)(ii).

“Loss” has the meaning set forth in Section 4.02.

“Net Working Capital” means the aggregate value of certain assets of the members of the Availability Group less the aggregate value of certain liabilities of the members of the Availability Group, in each case, determined on a consolidated basis without duplication as of 11:59 pm on the Distribution Date and calculated in accordance with the practices and methodologies applied in preparing the Example Statement of Net Working Capital (including by (a) including only assets and liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (b) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital). For the avoidance of doubt, in calculating “Net Working Capital”, “certain assets” shall exclude “Cash” and “certain liabilities” shall exclude any amounts to the extent covered by the categories of transaction-related expenses included in clause (b) of the definition of “Target Cash Amount”.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Financial Liabilities” means all Liabilities of any member of the SDS Group or Availability Group, as the case may be, of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Distribution Date, including any of the following:

(a)	foreign exchange contracts;

(b)	letters of credit;

(c)	guarantees of third party loans to customers;

(d)	surety bonds (excluding surety for workers’ compensation self-insurance);

(e)	interest support agreements on third party loans to customers;

(f)	performance bonds or guarantees issued by third parties;

(g)	swaps or other derivatives contracts; and

(h)	recourse arrangements on the sale of receivables or notes.

“Overage” has the meaning set forth in Section 9.06.

“Party” means Capital, Capital II, Holding, Holdco LLC, SDS and their Subsidiaries (including those formed or acquired after the date hereof) or AS SpinCo, Availability LLC and their Subsidiaries (including those formed or acquired after the date hereof).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate in the United States, as in effect from time to time.

“Second Internal Spin-Off” has the meaning set forth in the Recitals.

“SDS” has the meaning set forth in the Preamble.

“SDS Assets” has the meaning set forth in Section 2.01(b).

“SDS Business” means the businesses conducted by SDS and its Subsidiaries other than the Availability Business.

“SDS Credit Agreements” means (a) the Amended and Restated Credit Agreement, dated as of August 11, 2005, as amended and restated from time to time, among SDS, Holdco LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto and (b) the Second Amended and Restated Credit and Security Agreement, dated as of December 19, 2012, by and among SunGard AR Financing LLC as the Borrower, the financial institutions party thereto from time to time as the Lenders, and General Electric Capital Corporation as a Lender, Swing Line Lender and Administrative Agent.

“SDS Group” means Capital, Capital II, Holding, Holdco LLC, SDS, each SDS Subsidiary and each Person (other than any member of the Availability Group) that is either controlled by SDS immediately after the Distribution Date or contemplated to be controlled by SDS immediately after the Distribution Date pursuant to the terms hereof.

“SDS Indemnified Party” has the meaning set forth in Section 4.02.

“SDS Liabilities” means all Liabilities of SDS and any member of the SDS Group, other than the Availability Liabilities. For the avoidance of doubt, “SDS Liabilities” include (a) subject to Section 4.02(b) and Section 4.03(b), 77% of any and all Liabilities arising from or relating to any action brought by any Person (other than a member of the SDS Group or a member of the Availability Group) against a member of the SDS Group or a member of the Availability Group with respect to the AS Separation Transaction, including any such Liabilities arising under any of the Availability Management Agreement, the Availability Principal

Investors Agreement, the A&R Management Agreement and the A&R Principal Investors Agreement with respect to, in each case, the AS Separation Transaction and (b) Joint Litigation Matters and Future Joint Litigation Matters to the extent related to the SDS Business.

“SDS Licensed IP” means the Intellectual Property owned by a member of the Availability Group immediately after the Internal Separation that was used by the SDS Business prior to the Internal Separation; excluding any (a) Intellectual Property used by a member of the SDS Group solely pursuant to any Long-Term Customer Agreement; and (b) Trademarks.

“SDS Litigation Matters” means the Actions set forth on Schedule 1.01(c) and any other Actions commenced before the Distribution Date that relate to the SDS Assets, the SDS Liabilities or the SDS Business and do not relate to the Availability Assets, the Availability Liabilities or the Availability Business. For purposes of determining whether an Action relates to (a) the SDS Assets, the SDS Liabilities or the SDS Business or (b) the Availability Assets, the Availability Liabilities or the Availability Business, the involvement before the Distribution Date of one or more of the corporate functions of SDS (e.g., treasury, legal, compliance, corporate governance, tax and human resources) shall be disregarded.

“SDS Policies” means all property, casualty and liability insurance policies and programs of SDS or its Subsidiaries in effect before the Distribution Date.

“SDS Releasors” has the meaning set forth in Section 4.01(b).

“SDS Releasees” has the meaning set forth in Section 4.01(a).

“SDS Senior Notes” means the 7 3⁄8% Senior Notes due 2018 issued by SDS and the 7 5⁄8% Senior Notes due 2020 issued by SDS.

“SDS Subsidiaries” means all of the subsidiaries of SDS after giving effect to the AS Separation Transaction.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Shortfall” has the meaning set forth in Section 9.06.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces and source code and object code; (b) databases and compilations, including data and collections of data, whether machine-readable or otherwise; (c) development and design tools, library functions and compilers; (d) technology supporting websites, and the contents and audiovisual displays of websites; and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of November 7, 2012, by and among Capital, Capital II, Holding, Holdco LLC, SDS and certain stockholders of Capital and Capital II.

“Sublease Agreement” means the Sublease Agreement to be entered into by and between SDS and SunGard Availability Services LP, a Pennsylvania limited partnership, effective as of the Distribution Date, substantially in the form attached hereto as Exhibit H.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, more than 50% of the equity interests of which are owned, directly or indirectly, by such first Person.

“Target Cash Amount” means (a) $100 million to provide for the appropriate level of capitalization of AS SpinCo on the Distribution Date plus (b) $6,295,096 representing (i) the estimated amount that AS SpinCo will need to pay for transaction-related expenses incurred (A) on or prior to the Distribution Date but which are to be paid by AS SpinCo after the Distribution Date or (B) in connection with post-Distribution Date “clean-up” matters related to the transaction, and (ii) the approximate value of the AS SpinCo equity held by employees of the SDS Group immediately after the External Split-Off.

“Tax Sharing Agreement” means the Tax Sharing and Disaffiliation Agreement to be entered into by and between SDS, AS SpinCo and Availability LLC, effective as of the Distribution Date, substantially in the form attached hereto as Exhibit I.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Third Party Claim” has the meaning set forth in Section 4.06(b).

“Third Party IP and Software” means any Intellectual Property and/or Software that is licensed or sublicensed from a third party that is not a member of the Availability Group or the SDS Group.

“Third Party License” means any agreement pursuant to which Third Party IP and Software is licensed to a member of the Availability Group or the SDS Group.

“Trademark Agreement” means the Trademark License Agreement to be entered into by and between SunGard Development LLC and AS SpinCo, effective as of the Distribution Date, substantially in the form attached hereto as Exhibit J.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between SDS and AS SpinCo, effective as of the Distribution Date, substantially in the form attached hereto as Exhibit K.

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(i) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

ASSET TRANSFERS; ASSUMPTION OF LIABILITIES; CONTRIBUTION

Section 2.01 Transfer of Assets.

(a) Transfer of Assets to Availability LLC. On the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, prior to the Contribution, except as otherwise provided in this Agreement or any Ancillary Agreement, SDS shall, and shall cause the applicable SDS Subsidiaries to, contribute, assign, transfer, convey and deliver to Availability LLC or an Availability Subsidiary and, Availability LLC shall, or shall cause the appropriate Availability Subsidiary to, accept from SDS and the SDS Subsidiaries, all of SDS’ and the SDS Subsidiaries’ respective rights, title and interest in and to the Availability Subsidiaries and all other Availability Assets that are not already owned, leased, licensed or otherwise held by a member of the Availability Group. “Availability Assets” means all of the right, title and interest in and to the following Assets (other than the SDS Assets):

(i) any and all Assets that are expressly contemplated by this Agreement (including those Assets listed on Schedule 2.01(a)(i)) or any Ancillary Agreement as Assets which have been or are to be transferred to Availability LLC or any Availability Subsidiary;

(ii) except to the extent transferred pursuant to subsection (i) above, any and all Assets reflected on the AS SpinCo Balance Sheet, subject to any disposition of such Assets in the Ordinary Course of Business subsequent to the date of the AS SpinCo Balance Sheet;

(iii) any and all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the AS SpinCo Balance Sheet in accordance with the same principles and accounting policies under which the AS SpinCo Balance Sheet was prepared;

(iv) all Assets acquired by SDS or its Subsidiaries after the date of the AS SpinCo Balance Sheet that would be reflected on the consolidated balance sheet of AS SpinCo as of the Distribution Date if a balance sheet as of such date was prepared using the same principles and accounting policies under which the AS SpinCo Balance Sheet was prepared;

(v) all Availability Contracts and any rights or claims arising thereunder;

(vi) all Availability Third Party Claims and, to the extent relating to the Availability Business, Joint Third Party Claims;

(vii) all equipment that is specifically designed for, and primarily used in, the Availability Business, but excluding all computers, desks and other general office equipment and furniture that is identified on Schedule 2.01(b)(i);

(viii) to the extent permitted by applicable insurance policies, and subject to the express indemnification terms of this Agreement and SDS’s internal policies on allocations, all rights to the extent relating to the Availability Business under any of SDS’s insurance policies; and

(ix) except as expressly provided in this Agreement or any Ancillary Agreement, any and all Assets owned or held immediately prior to the Contribution by SDS or any of its Subsidiaries that are used primarily in the Availability Business and that are not otherwise reflected on the AS SpinCo Balance Sheet. No Asset shall be deemed to be an Availability Asset solely as a result of this clause (ix) if such Asset is expressly covered by the subject matter of an Ancillary Agreement or a Long-Term Customer Agreement or will be utilized by a member of the SDS Group to provide one or more transition services under the Transition Services Agreement. In addition, no Asset shall be deemed an Availability Asset solely as a result of this clause (ix) unless AS SpinCo makes a claim with respect thereto on or prior to the fifth anniversary of the Distribution Date.

(b) Transfer of Assets to SDS. On the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, prior to the Contribution, SDS shall, and shall cause the applicable Availability Subsidiaries to, assign, transfer, convey and deliver to SDS or a member of the SDS Group, and SDS shall, or shall cause the appropriate member of the SDS Group to, accept from the Availability Subsidiaries, all of the Availability Subsidiaries’ respective rights, title and interest in and to all SDS Assets that are not already owned, leased, licensed or otherwise held by a member of the SDS Group. “SDS Assets” means all of the right, title and interest in and to all Assets of SDS and any of its Subsidiaries (including, for the avoidance of doubt, members of the Availability Group) other than the Availability Assets and, notwithstanding anything to the contrary in Section 2.01(a), the following Assets:

(i) the Assets listed or described on Schedule 2.01(b)(i);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by SDS or any other member of the SDS Group; and

(iii) subject to SDS’s internal policies on allocations, any insurance proceeds recoverable by any member of the Availability Group or the SDS Group.

(c) Assets Not Transferred; Obligation to Hold in Trust. In the event that at any time or from time to time (whether prior to, on or after the Distribution Date, including pursuant to Section 2.09(b)), any Party (or any member of such Party’s Group), shall receive or otherwise possess any Asset that is contemplated to be assigned to any other Person pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person possessing such Asset shall hold such Asset in trust for (and for the benefit and use, in so far as reasonably possible, of) any such other Person, and upon such transfer each Party shall reimburse the other or make financial or other adjustments to remedy any Liabilities resulting from such transfer or possession. In addition, the Person holding such Asset shall take such other actions as may be reasonably requested by the Person to which such Asset is to be transferred in order to place such Person, insofar as is reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Availability Assets or SDS Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure, on and after the Distribution Date, to the member or members of the Availability Group or the SDS Group entitled to the receipt of such Assets, as the case may be. It is the intent of the Parties that, as of the completion of the External Split-Off, no member of the SDS Group shall (i) own, lease or have any interest in (other than as a counterparty to any agreement or contract with any member of the Availability Group) or rights to any of the Availability Assets; or (ii) be liable for any Availability Liabilities.

Section 2.02 Assumption of Liabilities.

(a) Assumption of Availability Liabilities. On the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, prior to the Contribution, SDS shall, and shall cause the applicable SDS Subsidiaries to, transfer to Availability LLC or an Availability Subsidiary and, Availability LLC shall, or shall cause the appropriate Availability Subsidiary to, assume, perform, discharge and fulfill, in accordance with their respective terms, all the Availability Liabilities.

(b) Assumption of SDS Liabilities. On the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, prior to the Contribution, SDS shall, and shall cause the applicable Availability Subsidiaries to, transfer to SDS or a member of the SDS Group and, SDS shall, or shall cause the appropriate member of the SDS Group to, assume, perform, discharge and fulfill, in accordance with their respective terms, all the SDS Liabilities.

Section 2.03 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.03(b), and in furtherance of the releases and other provisions of Section 4.01, Availability LLC and each Availability Subsidiary, on the one hand, and SDS and each member of the SDS Group, on the other hand, hereby terminate, effective as of the Distribution Date, any and all Contracts (and all other arrangements, commitments or understandings) between or among any member of the Availability Group, on the one hand, and SDS and/or any member of the SDS Group, on the other hand (the “Intercompany Agreements”). No Intercompany Agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the External Split-Off. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. If, as a result of mistake or oversight, any Intercompany Agreement is terminated pursuant to this Section 2.03(a), then, at the request of AS SpinCo or SDS, the Parties shall negotiate in good faith after the External Split-Off to determine whether, notwithstanding such termination, such Intercompany Agreement should continue following the External Split-Off and the terms and conditions upon which the Parties may continue with respect thereto.

(b) The provisions of Section 2.03(a) shall not apply to any of the following Contracts (the “Continuing Contracts”) (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups);

(ii) any Contract listed or described on Schedule 2.03(b)(ii) (the “Long-Term Customer Agreements”);

(iii) any Contract to which any Person other than the Parties or any of the members of their respective Groups is a party; and

(iv) any other Contract that this Agreement or any Ancillary Agreement expressly contemplates will survive the External Split-Off.

(c) All of the Intercompany Balances shall, prior to or as of the Distribution Date, be repaid, settled or otherwise eliminated, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by SDS.

(d) As between the Parties (and the members of their respective Groups), all payments and reimbursements received on or after the Distribution Date by a Party or any member of its Group that relate to a business, Asset or Liability of the other Group and that have not been paid over to the applicable Party or any member of its Group shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off, net of any costs, including Tax costs, to the Party making the payment.

Section 2.04 Further Actions in Furtherance of the Separation. In furtherance of the Separation, each Party shall do, and shall cause each member of its respective Group to do, all things necessary, proper or advisable to effect the Separation, including executing and delivering the Implementation Agreements, to the extent necessary to evidence the transfer, conveyance and assignment of the Availability Subsidiaries, the Availability Assets and the Availability Liabilities, on the one hand, and the SDS Subsidiaries, the SDS Assets and the SDS Liabilities, on the other hand.

Section 2.05 Contribution. On the terms and subject to the conditions set forth in this Agreement and pursuant to a contribution agreement, prior to the First Internal Spin-Off, SDS shall effect the Contribution. In consideration for the Contribution, AS SpinCo shall (a) issue to SDS 197,705,449 shares of AS SpinCo Common Stock, (b) issue to SDS the AS SpinCo Notes and (c) pay to SDS the Cash Proceeds.

Section 2.06 Ancillary Agreements. Effective on or prior to the Distribution Date:

(a) each Party shall execute and deliver each of the Ancillary Agreements to which it is a party;

(b) SDS shall deliver to AS SpinCo the resignation of each individual who is an officer or director of any member of the Availability Group immediately prior to the Distribution Date and who will be an employee or officer of any member of the SDS Group immediately after the Distribution Date, and, to the extent necessary under applicable Law, the applicable Availability Group member shall accept such resignation; and

(c) AS SpinCo shall deliver to SDS the resignation of each individual who is an officer or director of any member of the SDS Group immediately prior to the External Split-Off and who will be an employee of any member of the Availability Group immediately after the External Split-Off, and, to the extent necessary under applicable Law, the applicable SDS Group member shall accept such resignation.

Section 2.07 Financing Arrangements.

(a) SDS shall, to the extent necessary to consummate the AS Separation Transaction without any breach of the terms of the Existing SDS Debt, use all reasonable efforts to obtain, prior to the Distribution Date, all necessary consents, waivers, releases or amendments under, from, of or to the Existing SDS Debt, on terms satisfactory to SDS in its sole discretion.

(b) AS SpinCo shall, and shall cause its Subsidiaries to, enter into (on or prior to the Distribution Date) all necessary arrangements in respect of the incurrence of the AS SpinCo Bank Debt and the issuance of the AS SpinCo Notes.

(c) Each of AS SpinCo and SDS shall take, and shall cause its respective Subsidiaries to take, such actions as are reasonably necessary to consummate (substantially concurrently with the External Split-Off) the Debt Exchange.

(d) Without limiting the generality of the foregoing, each Party shall use its reasonable efforts to cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by this Section 2.07 and in delivering all documents and instruments deemed reasonably necessary by SDS and AS SpinCo and otherwise cooperating and assisting in satisfying any conditions of the transactions contemplated by this Section 2.07.

Section 2.08 Disclaimer of Representations and Warranties.

(a) AS SpinCo (on behalf of itself and each member of the Availability Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no member of the SDS Group or any of their respective employees, agents or representatives is representing or warranting in any way as to the Availability Assets or Availability Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any Availability Asset or Availability Liability, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Availability Asset, including any accounts receivable, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any Availability Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b) Capital (on behalf of itself and each member of the SDS Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no member of the Availability Group or any of their respective employees, agents or representatives is representing or warranting in any way as to the SDS Assets or SDS Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any SDS Asset, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other SDS Asset, including any accounts receivable, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any SDS Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c) Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any Encumbrance; and (ii) any necessary Consents or Governmental Approvals are not obtained or that any requirements of Laws or judgments are not complied with.

Section 2.09 Consents and Governmental Approvals.

(a) To the extent that any component of the AS Separation Transaction requires any material Consents or Governmental Approvals, the Parties shall use their reasonable efforts to obtain any such Consents and Governmental Approvals.

(b) If, and to the extent that, the valid, complete and perfected transfer, assignment or novation to Availability LLC or any Availability Subsidiary of any Availability Assets or Availability Liabilities, or to the SDS Group of any SDS Assets or SDS Liabilities, would be a material violation of applicable Law or requires any material Consent or Governmental Approval in connection with the AS Separation Transaction, then (i) unless SDS shall otherwise determine, the transfer, assignment or novation to Availability LLC or any Availability Subsidiary of such Availability Assets or Availability Liabilities or (ii) unless AS SpinCo shall otherwise determine, the transfer, assignment or novation to the SDS Group of such SDS Assets or SDS Liabilities, shall, in each case, be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained.

(c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer, assignment or novation of any Asset or Liability pursuant to Section 2.09(b), are obtained, the transfer, assignment or novation of the applicable Asset or Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(d) The Person retaining any Asset due to the deferral of the transfer of such Asset pursuant to Section 2.09(b) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

Section 2.10 Novation of Availability Liabilities.

(a) Each of SDS and Availability LLC shall use its reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all rights and obligations under Other Financial Liabilities or other Contracts that constitute Availability Liabilities, including any SDS Group guarantees of Availability Liabilities, if any, or to obtain in writing the unconditional release from the Availability Liabilities of all members of the SDS Group, so that, in any such case, no member of the SDS Group will be responsible for such Liabilities following the Distribution Date; provided, however, that no member of either Group shall be obligated to pay any consideration therefor to any third party from which such consents, approvals, substitutions and amendments are requested other than, in each case, (i) ordinary processing or administrative fees or (ii) payments in respect of substitute letters of credit, bonds, guarantees or similar undertakings that give rise to an Other Financial Liability. Notwithstanding the foregoing, if Availability LLC has not, within five months following the Distribution Date, obtained, or caused to be obtained, each Consent, release, substitution or amendment required to novate or assign all rights and obligations under Other Financial Liabilities or other Contracts that constitute Availability Liabilities, including any SDS Group guarantees of Availability Liabilities, if any, or obtained in writing the unconditional release from the Availability Liabilities of all members of the SDS Group, so that, in any such case, no member of the SDS Group will be responsible for such Liabilities, Availability LLC shall be obligated to take any and all actions necessary in order to obtain in writing such unconditional release(s) within 30 days, including by offering to pay (and paying) any consideration therefor to any third party from which such consents, approvals, substitutions and amendments are requested or posting letters of credit, bonds, guarantees or similar undertakings.

(b) If SDS or Availability LLC is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the SDS Group shall continue to be bound by such Other Financial Liability or Contract and, unless not permitted by Law or the terms thereof, Availability LLC shall, as agent or subcontractor for SDS or such other Person and where appropriate in the name thereof, as the case may be, pay, perform and discharge fully (or cause to be so paid, performed or discharged) all the obligations or other Liabilities of SDS or such other Person, as the case may be, thereunder from and after the Distribution Date. Availability LLC shall indemnify each SDS Indemnified Party and hold each of them harmless against any Liabilities arising in connection therewith. SDS shall, without further consideration, pay and remit, or cause to be paid or remitted, to Availability LLC or the appropriate Availability Subsidiary promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is a SDS Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such Other Financial Liability or Contract shall otherwise become assignable or able to be novated, SDS shall thereafter assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations and other Liabilities of any member of its Group to Availability LLC or to the Availability Subsidiary specified by Availability LLC without payment of further consideration and Availability LLC, without the payment of any further consideration, shall, or shall cause such Availability Subsidiary to, assume such obligations and Liabilities.

Section 2.11 Novation of SDS Liabilities.

(a) Each of SDS and Availability LLC, at the request of the other, shall use its reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all rights and obligations under Other Financial Liabilities or other Contracts that constitute SDS Liabilities, or to obtain in writing the unconditional release from any SDS Liability of all members of the Availability Group, so that, in any such case, no member of the Availability Group will be responsible for such SDS Liabilities following the Distribution Date; provided, however, that no member of either Group shall be obligated to pay any consideration therefore to any third party from which such Consents, substitutions and amendments are requested other than, in each case, (i) ordinary processing or administrative fees or (ii) payments in respect of substitute letters of credit, bonds, guarantees or similar undertakings that give rise to an Other Financial Liability.

(b) If SDS or Availability LLC is unable to obtain, or cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Availability Group shall continue to be bound by such Other Financial Liability or Contract and, unless not permitted by law or the terms thereof, SDS shall cause a member of the SDS Group, as agent or subcontractor for such member of the Availability Group and where appropriate in the name thereof, to pay, perform and discharge fully all the SDS Liabilities of such member of the Availability Group thereunder from and after the Distribution Date. SDS shall indemnify each Availability Indemnified Party and hold each of them harmless against any SDS Liabilities arising in connection therewith. Availability LLC shall cause each member of the Availability Group without further consideration, to pay and remit, or cause to be paid or remitted, to SDS or to another member of the SDS Group specified by SDS promptly all money, rights and other consideration received by it or any member of the Availability Group in respect of such performance. If and when any such Consent, release, substitution or amendment shall be obtained or such Other Financial Liability or Contract shall otherwise become assignable or able to be novated, AS SpinCo shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any such obligations and other Liabilities of any member of the Availability Group to SDS or to another member of the SDS Group specified by SDS without payment of further consideration and SDS, without the payment of any further consideration, shall, or shall cause such other member of the SDS Group to, assume such obligations and Liabilities.

Section 2.12 Mixed Contracts. Except as may otherwise be agreed by the Parties in writing (including any Ancillary Agreement), any Contract (other than any Availability Contract) to which any member of the Availability Group or any member of the SDS Group is a party prior to the Distribution Date, in each case, that inures in whole or in part to the benefit or burden of each of the Availability Business and the SDS Business (each, a “Mixed Contract”), shall, to the extent commercially reasonable, be separated, as of the Distribution Date, so that the applicable members of the Availability Group and the SDS Group shall be entitled to the rights and benefits thereunder and shall assume the related portion of any Liabilities inuring to their respective businesses. If any Mixed Contract cannot be so separated, the Parties shall, and shall cause the applicable members of their Groups to, take such other commercially reasonable efforts to cause (a) the rights and benefits associated with that portion of each Mixed Contract that relates to (i) the Availability Business to be enjoyed by the applicable member(s) of the Availability Group or (ii) the SDS Business to be enjoyed by the applicable member(s) of the SDS Group; and (b) the Liabilities associated with that portion of each Mixed Contract that relates to (i) the Availability Business to be borne by the applicable member(s) of the Availability Group or (ii) the SDS Business to be borne by the applicable member(s) of the SDS Group. The costs of such separation shall be borne by the Parties in proportion to the rights and benefits inuring to each Group under the Mixed Contract. Notwithstanding anything to the contrary contained herein, (x) the Liabilities to be borne by any member of the SDS Group under any Mixed Contracts hereunder shall not include and no member of the SDS Group shall assume or have any responsibility for, and AS SpinCo shall, and shall cause the other members of the Availability Group to, retain and be responsible for paying, performing and discharging when due, any Availability Liabilities and (y) the Liabilities to be borne by any member of the Availability Group under any Mixed Contracts hereunder shall not include and no member of the Availability Group shall assume or have any responsibility for, and SDS shall, and shall cause the other members of the SDS Group to, retain and be responsible for paying, performing and discharging when due, any SDS Liabilities.

ARTICLE III

CONDITIONS TO THE AS SEPARATION TRANSACTION AND

CERTAIN POST-EXTERNAL SPLIT-OFF MATTERS

Section 3.01 General.

(a) Capital shall have the sole and absolute discretion to determine whether to proceed with all or part of the AS Separation Transaction and all terms of the AS Separation Transaction, including the form, structure and terms of any component of the AS Separation Transaction and the timing of and conditions to the consummation of the AS Separation Transaction. In addition, Capital may, in its sole and absolute discretion, determine the date or dates of any component of the AS Separation Transaction and may, at any time and from time to time until the completion of the External Spit-Off, modify or change the terms of the AS Separation Transaction, including by accelerating or delaying the timing of the consummation of all or part of the AS Separation Transaction.

(b) AS SpinCo shall cooperate with Capital, Capital II, Holding, Holdco LLC and SDS in all respects to accomplish the AS Separation Transaction and shall, at the direction of Capital, Capital II, Holding, Holdco LLC or SDS, promptly take any and all actions necessary or desirable to effect the AS Separation Transaction.

Section 3.02 Conditions to the AS Separation Transaction.

(a) Capital’s, Capital II’s, Holding’s, Holdco LLC’s and SDS’s obligations to effect the AS Separation Transaction shall be subject to the satisfaction or written waiver by Capital, in Capital’s sole and absolute discretion, of each of the following conditions:

(i) Receipt of Drag Along Notice. Capital shall have received a notice from the Requisite Principal Investors (as defined in the Stockholders Agreement) notifying Capital that the Requisite Principal Investors intend to effect the External Split-Off in accordance with Section 4.3 of the Stockholders Agreement (the “Drag Along Notice”), and such Drag Along Notice shall not have been subsequently revoked;

(ii) No Injunction. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the AS Separation Transaction or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be pending or in effect;

(iii) Tax Opinions. Shearman & Sterling LLP and Ropes & Gray LLP shall each have issued a tax opinion to Capital (or upon which Capital can rely) in form and substance satisfactory to Capital, in the sole and absolute discretion of Capital;

(iv) Delaware Law Analyses. The Board of Directors or Board of Managers, as applicable, of (A) Capital II shall be satisfied that the External Split-Off will be in compliance with Section 160 of the Delaware General Corporation Law and (B) Holding, Holdco LLC and SDS shall be satisfied that the Internal Spin-Offs will be distributed in compliance with Section 170 of the Delaware General Corporation Law or Section 18-607 of the Delaware Limited Liability Company Act, as applicable;

(v) Solvency Analyses. Each of SDS’s Board of Directors and AS SpinCo’s Board of Directors shall be satisfied that each of SDS and AS SpinCo will be solvent following the consummation of the AS Separation Transaction;

(vi) Board Approval. None of the Boards of Directors of Capital, Capital II, Holding or SDS, or the Board of Managers of Holdco LLC, shall have determined to abandon or defer any component of the AS Separation Transaction;

(vii) No Adverse Effect. No event or development shall have occurred subsequent to the date hereof that, in the judgment of the Board of Directors of Capital, would result in the External Split-Off having an adverse effect on Capital, Capital II, Holding, Holdco LLC or SDS;

(viii) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in effect; and

(ix) Separation Agreement. This Agreement shall not have been terminated.

(b) In addition to the conditions set forth in Section 3.02(a), Holding’s, Holdco LLC’s and SDS’s obligations to effect the Internal Spin-Offs and Capital II’s obligations to effect the External Split-Off shall each be subject to the satisfaction or written waiver by Capital, in Capital’s sole and absolute discretion, of each of the following conditions:

(i) The Contribution. The Contribution shall have been completed in all material respects, including the Internal Separation, the transfer and assumption of Assets and Liabilities referred to in Sections 2.01 and 2.02 and the issuance, payment and transfer referred to in Section 2.05;

(ii) SDS Bank Debt and SDS Notes. The conditions in respect of the AS Separation Transaction set forth in Section 4.03 of the Amended and Restated Credit Agreement, dated as of August 11, 2005, as amended and restated from time to time, among SDS, Holdco LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto shall have been satisfied and SDS shall have satisfied the debt incurrence and restricted payment covenants in the SDS Senior Notes and SDS Senior Subordinated Notes due 2019;

(iii) AS SpinCo Bank Debt; Debt Exchange. AS SpinCo Bank Debt in the aggregate principal amount of at least $1.025 billion shall have been incurred by AS SpinCo on or prior to the Distribution Date and the Debt Exchange shall be consummated substantially concurrently with the Internal Spin-Offs and the External Split-Off; and

(iv) Availability Investor Agreements. Each of the Availability Investor Agreements shall have been duly executed and delivered by the parties thereto and shall be in effect.

(c) The foregoing conditions are for the sole benefit of Capital and shall not give rise to or create any duty on the part of Capital or its Board of Directors to waive or not waive such conditions or in any way limit Capital’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by Capital prior to the consummation of the External Split-Off concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

Section 3.03 Termination of Obligations under Article III. Except as provided in Article X, the obligations of the Parties under this Article III, or under any other provision of this Agreement relating to the AS Separation Transaction, shall terminate upon a determination by Capital, in its sole and absolute discretion, to terminate the AS Separation Transaction, as provided in Section 3.01(a).

Section 3.04 The External Split-Off. In the event Capital receives a Drag Along Notice from the Requisite Principal Investors (and such Drag Along Notice is not subsequently revoked), Capital II will effect the External Split-Off pursuant to Section 4.3 of the Stockholders Agreement. Each share of AS SpinCo Common Stock exchanged in the External Split-Off shall be validly issued, fully paid and nonassessable.

Section 3.05 Paydown of Existing SDS Debt. Capital and SDS agree, (a) pending the use of the Cash Proceeds to repay indebtedness under the SDS Credit Agreements in accordance with this Section 3.05, to maintain the Cash Proceeds in a separate account, (b) not to commingle the Cash Proceeds with any other assets owned by the SDS Group and (c) to, not later than ten days following the Distribution Date, use all of the Cash Proceeds plus all earnings on any amounts held in such account solely to repay indebtedness under the SDS Credit Agreements.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01 Release of Pre-External Split-Off Claims.

(a) Except as provided in Section 4.01(c), effective as of the Distribution Date, AS SpinCo does hereby, on behalf of itself and each other member of the Availability Group, their respective Affiliates (other than any member of the SDS Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Availability Group (in each case, in their respective capacities as such) (the “Availability Releasors”), unequivocally, unconditionally and irrevocably release and discharge each member of the SDS Group, their respective Affiliates (other than any member of the Availability Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SDS Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “SDS Releasees”), from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, sums of money, accounts, guarantees, bonds, covenants, contracts, controversies, agreements, promises, indemnities, variances, trespasses, injuries, harms, damages, judgments, remedies, demands, liens and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, indirect, derivative or otherwise, which have been asserted against an SDS Releasee or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Availability Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee or otherwise for or on behalf of any other Person, against the SDS Releasees, relating to any claims or transactions or occurrences whatsoever, up to and including the Distribution Date.

(b) Except as provided in Section 4.01(c), effective as of the Distribution Date, each of Capital, Capital II, Holding, Holdco LLC and SDS does hereby, on behalf of itself and each other member of the SDS Group, their respective Affiliates (other than any member of the Availability Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders (other than stockholders of Capital or Capital II), directors, officers, agents or employees of any member of the SDS Group (in each case, in their respective capacities as such) (the “SDS Releasors”), unequivocally, unconditionally and irrevocably release and discharge each member of the Availability Group, their respective Affiliates (other than any member of the SDS Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Availability Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “Availability Releasees”), from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, sums of money, accounts, guarantees, bonds, covenants, contracts, controversies, agreements, promises, indemnities, variances, trespasses, injuries, harms, damages, judgments, remedies, demands, liens and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an Availability Releasee or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the SDS Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee or otherwise for or on behalf of any other Person, against the Availability Releasees, relating to any claims or transactions or occurrences whatsoever, up to and including the Distribution Date.

(c) Nothing contained in Section 4.01(a) or 4.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Continuing Contract (or the applicable Schedules thereto), in each case in accordance with its terms. Nothing contained in Section 4.01(a) or 4.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any Continuing Contract;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for Third Party Claims, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability provided in or resulting from any Contract entered into after the Distribution Date between a member of one Group, on the one hand, and a member of another Group, on the other hand; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) or 4.01(b) shall release any member of one Group from honoring its existing obligations to indemnify any director, officer or employee of a member of another Group who was a director, officer or employee of a member of such first Group on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving a member of such first Group and was entitled to such indemnification pursuant to the then-existing obligations.

(d) AS SpinCo shall not make, and shall not permit any member of the Availability Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the SDS Group or any other SDS Releasee released pursuant to Section 4.01(a) with respect to, subject to Section 4.01(c), any Liabilities released pursuant to Section 4.01(a). No member of the SDS Group shall make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Availability Group or any other Availability Releasee released pursuant to Section 4.01(b) with respect to, subject to Section 4.01(c), any Liabilities released pursuant to Section 4.01(b).

(e) It is the intent of the Parties by virtue of the provisions of this Section 4.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among any member of the Availability Group, on the one hand, and any member of the SDS Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 4.02 Indemnification by AS SpinCo. Except as expressly provided in any provision of this Agreement, including Section 4.04, any Ancillary Agreement or any Continuing Contract, following the Distribution Date, each member of the SDS Group and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, a “SDS Indemnified Party”) shall be indemnified and held harmless (on a joint and several basis) by AS SpinCo and Availability LLC for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of or resulting from:

(a) the Availability Business, any Availability Asset or any Availability Liability; or

(b) any breach by any member of the Availability Group of any provision of this Agreement or any of the Ancillary Agreements;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to such Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

Section 4.03 Indemnification by Capital, Capital II and SDS. Except as provided in any provision of this Agreement, including Section 4.04, any Ancillary Agreement or any Continuing Contract, following the Distribution Date, each member of the Availability Group and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Availability Indemnified Party”) shall be indemnified and held harmless (on a joint and several basis) by Capital, Capital II, Holding, Holdco LLC and SDS for and against all Losses, to the extent arising out of or resulting from:

(a) the SDS Business, any SDS Asset or any SDS Liability; or

(b) any breach by any member of the SDS Group of any provision of this Agreement or any of the Ancillary Agreements;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to such Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

Section 4.04 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an

“Indemnified Party”) will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any costs and expenses incurred by such Indemnified Party in collection of such amount.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of either Group to seek to collect or recover any Insurance Proceeds.

(c) All Indemnity Payments under this Agreement shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of Indemnity Payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any indemnifiable Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any Indemnity Payment hereunder or the incurrence or payment of any indemnifiable Loss. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such amount indemnified against as the case may be. The parties shall make any adjusting payment between each other as is required under this Section 4.04(c) within ten (10) days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit or net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnified Party’s liability for Taxes and any payments necessary to reflect such adjustment shall be made within ten (10) days of such determination.

Section 4.05 Characterization of Payments. In each case to the extent permissible under applicable Tax law, except for any interest for any period beginning after the Distribution Date, any amount payable by AS SpinCo and Availability LLC to or for the benefit of a member of the SDS Group or by Capital, Capital II, Holding, Holdco LLC and SDS to or for the benefit of a member of the Availability Group under this Article IV shall be treated for Tax purposes as a distribution or capital contribution, respectively, between AS SpinCo and SDS occurring immediately prior to the First Internal Spin-Off, and other payments made pursuant to this Agreement, shall be treated as occurring immediately before the Internal Spin-Offs. Following the filing by a Party of a Tax return consistent with such treatment, such Party shall not take any position inconsistent with such treatment before any taxing authority, except to the extent that a Final Determination by any taxing authority with respect to any Party causes any such payment to be treated otherwise.

Section 4.06 Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it that may give rise to a claim for a Loss under this Article IV, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel or an accounting firm of its choice, if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel or an accounting firm of its choice, and at its own expense. In the event that both the Indemnified Party and the Indemnifying Party (or one or more members of its Group) are named defendants in such Third Party Claim, the Indemnifying Party may employ one counsel or accounting firm of its choice, to act in joint defense of such Third Party Claim, so long as representation by one counsel or accounting firm in such joint defense is permitted under the applicable rules of professional conduct or ethics. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 4.06 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably conditioned, withheld or delayed.

Section 4.07 Remedies.

(a) The Parties acknowledge and agree that following the External Split-Off, the indemnification provisions of Sections 4.02 and 4.03 shall be the sole and exclusive remedies of (i) the Parties for any failure by any other Party to perform and comply with any provision of this Agreement; and (ii) the parties to the Implementation Agreements for any failure by a party to an Implementation Agreement to comply with any provision of any Implementation Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof.

(b) Notwithstanding anything herein to the contrary, no breach of any provision contained herein shall give rise to any right on the part of any Party, after the consummation of the AS Separation Transaction, to rescind this Agreement or any of the transactions contemplated hereby. Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses. Each Party shall cause its Subsidiaries to comply with this Section 4.07.

Section 4.08 Tax Matters. Notwithstanding anything in this Article IV to the contrary, the rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be solely governed by the Tax Sharing Agreement and shall not be subject to the provisions of this Article IV.

Section 4.09 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the related Indemnifying Party in accordance with Section 4.06(a). Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and, as applicable, the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to add the Indemnifying Party as a named defendant or substitute the Indemnifying Party for the named defendant. If such addition or substitution cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV.

Section 4.10 Survival of Indemnities. The rights and obligations of each Party and the Indemnified Parties under this Article IV shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 4.11 Applicability of Limitations. Except as expressly provided herein, the indemnity obligations under this Article IV shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss for which indemnification is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

Section 4.12 Contribution. If the indemnification provided for in this Article IV is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 4.12 shall not apply) to an Indemnified Party in respect of any Loss referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as are result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties in connection with the conduct, statements or omissions that resulted in such Loss.

ARTICLE VI

NSURANCE MATTERS

Section 5.01 Insurance Matters.

(a) AS SpinCo does hereby, for itself and each other member of the Availability Group, agree that no member of the SDS Group or any SDS Indemnified Party shall have any Liability whatsoever as a result of the insurance policies and practices of Capital and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(b) The applicable member of the SDS Group shall continue to own all SDS Policies which were or are in effect at any time prior to the Distribution Date, other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the AS Separation Transaction to cover only members of the Availability Group after the Distribution Date. Subject to the provisions of this Agreement, (i) the SDS Group shall retain all of their respective rights, benefits and privileges, if any, under the SDS Policies and (ii) coverage of the Availability Group under the SDS Policies shall cease as of the Distribution Date. Nothing contained herein shall be construed to be an attempted assignment of or a change to any party or the ownership of the SDS Policies.

(c) Except as otherwise provided in any Ancillary Agreement, the Parties intend by this Agreement that AS SpinCo and each other member of the Availability Group be successors-in-interest to all rights that any member of the Availability Group may have as of the Distribution Date as a subsidiary, affiliate, division or department of SDS prior to the Distribution Date under any policy of insurance issued to SDS by any insurance carrier unaffiliated with SDS or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the Availability Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, under any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date. At the request of AS SpinCo, SDS shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that SDS shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(d) Except as otherwise contemplated by any Ancillary Agreement, after the Distribution Date, no Party or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights granted to any member of the other Group pursuant such policy or agreement; provided, however, that the foregoing shall not (i) preclude any member of either Group from presenting any claim or from exhausting any policy limit, (ii) require any member of either Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of either Group to renew, extend or continue any policy in force. Each of AS SpinCo and SDS will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(e) From and after the Distribution Date, AS SpinCo shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property and casualty, directors and officers, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies) for activities and claims involving the Availability Group, in each case with commercially reasonable limits and deductibles or self-insured retentions. In furtherance of the foregoing, AS SpinCo shall purchase a six (6) year prepaid directors and officers “tail policy” covering individuals that were formerly directors or officers of a member of the Availability Group, on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current directors and officers insurance policies of SDS.

(f) All members of the SDS Group shall have the primary right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the SDS Policies. Upon notification by AS SpinCo, one of its Subsidiaries or one of their respective officers, directors, employees or agents of a claim relating to AS SpinCo, one of its Subsidiaries or one of their respective officers, directors, employees or agents that AS SpinCo reasonably believes is covered under one or more of the SDS Policies, SDS shall cooperate with AS SpinCo in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, SDS shall have sole and absolute power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of AS SpinCo, its Subsidiaries and their respective officers, directors, employees and agents, which decisions, determinations, commitments and stipulations shall be final and conclusive; provided, however, that SDS shall first provide AS SpinCo with a reasonable opportunity to provide input on the matter, including the selection of legal counsel. AS SpinCo and its Subsidiaries shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, “Insurance Charges”) whenever arising, which shall become due and payable under the terms and conditions of any applicable SDS Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the Availability Business, the Availability Assets or the Availability Liabilities, whether prior to or after the Distribution Date. To the extent that the terms of any applicable SDS Policy provide that SDS or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to AS SpinCo or any of its Subsidiaries, SDS shall be entitled to demand that AS SpinCo make such payment directly to the Person or entity entitled thereto. In connection with any such demand, SDS shall submit to AS SpinCo a copy of any invoice received by SDS pertaining to such Insurance Charges together with reasonable supporting documentation, to the extent available. In the event that AS SpinCo fails to pay any such Insurance Charges when due and payable, SDS and its Subsidiaries may (but shall not be required to) pay such insurance charges for and on behalf of AS SpinCo and, thereafter, AS SpinCo shall reimburse SDS for such payment.

(g) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the SDS Group in respect of any insurance policy or any other contract or policy of insurance.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY; LEGAL MATTERS

Section 6.01 Agreement for Exchange of Information; Archives.

(a) At all times from and after the Distribution Date for a period of seven years, as soon as reasonably practicable after written request: (i) SDS shall afford (or cause to be afforded) to the Availability Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or provide copies of, all Information in the possession or under the control of the SDS Group immediately following the Distribution Date that relates to the Availability Business or the employees of a member of the Availability Group or is reasonably required by any member of the Availability Group in connection with such member’s obligations under this Agreement or any Ancillary Agreement; and (ii) AS SpinCo shall afford (or cause to be afforded) to the SDS Group and their authorized accountants, counsel and other designated representatives, reasonable access during normal business hours to, or provide copies of, all Information in the possession or under the control of the Availability Group immediately following the Distribution Date that relates to the business of SDS (including the Availability Business prior to the Distribution Date) or the employees of a member of the SDS Group or is reasonably required by any member of the SDS Group in connection with such member’s obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event either AS SpinCo or SDS determines that any such provision of access to Information would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or any other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such obligations in a manner that avoids any such harm or consequences. Notwithstanding this Section 6.01(a), the Parties agree that the provisions of the Tax Sharing Agreement shall govern with respect to the sharing of Tax Information.

(b) After the Distribution Date, either Party may request Information under Section 6.01(a): (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party by a Governmental Authority having jurisdiction over the requesting Party; (ii) other than in connection with any Action pursuant to Section 6.07, for use in any judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements; (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to prepare its financial statements; or (v) to comply with its obligations under this Agreement or any Ancillary Agreement.

(c) After the date hereof, each of SDS and AS SpinCo shall maintain in effect at its own cost and expense, adequate systems and controls to satisfy their respective legal hold, regulatory, reporting, accounting, audit and other obligations.

Section 6.02 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03 Compensation for Providing Information. Except as set forth in Section 6.01(c), the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.04 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Date, the Parties agree to use their reasonable efforts to retain all Information related to Taxes, Actions, Environmental Liabilities or employment records in their respective possession or control on the Distribution Date in accordance with the policies of SDS as in effect on the Distribution Date or such other policies as may be reasonably adopted by the appropriate

Party after the Distribution Date. Except pursuant to its policies and/or legal hold procedures, no Party will destroy, or permit any of its Subsidiaries to destroy, any such Information which any other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof without first using its reasonable efforts to notify the other parties of the proposed destruction and giving the other parties the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to employment records or Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement contained in this Section 6.04, then the requirement in such agreement shall supersede this Section 6.04. For a period of seven years following the Distribution Date, prior to amending in any material respect its policies and/or legal hold procedures with respect to retention of such Information held by such Party as of the Distribution Date, the Party proposing to amend its policies and/or legal hold procedures shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the amendments to be made, and if, prior to the scheduled date for implementation of such amended policies and/or legal hold procedures, the other Party requests in writing that implementation of such amendment be delayed, the other Party shall defer implementation for an additional 30 days and shall discuss in good faith during such period the written concerns and objections of the other Party. Notwithstanding the foregoing, neither Party shall be required to delay implementation of any amendment to Information retention policies and legal hold procedures to the extent such amendments are required by applicable Law.

Section 6.05 Limitations of Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of intentional misrepresentation by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after reasonable efforts by such Party to comply with the provisions of Section 6.04.

Section 6.06 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement or Continuing Contract.

Section 6.07 Production of Witnesses; Records; Cooperation.

(a) Notwithstanding anything to the contrary contained in Section 6.01, after the Distribution Date, except in the case of an adversarial Action by one Party against another Party, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action (except for any Action by one Party against the other Party) in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Notwithstanding anything to the contrary contained in Section 6.01, if an Indemnifying Party or an Indemnified Party, as applicable, chooses to defend or to seek to compromise or settle any Third Party Claim in accordance with Article IV, the other Parties shall make available to such Indemnifying Party or Indemnified Party, as applicable, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any third party Intellectual Property and shall not hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)).

(f) In connection with any matter contemplated by this Section 6.07 and subject to Section 6.10, the Parties may, at their option, enter into a mutually acceptable joint defense agreement so as to maintain, to the extent practicable, any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.08 Confidentiality.

(a) Subject to Section 6.09, each Party, on behalf of itself and each member of its respective Group, agrees to hold, and to cause their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to SDS’s confidential and proprietary Information, including Information that is competitively sensitive material or otherwise of value to a Party, information, marketing strategies, plans, consumer and customer relationships and internal performance results relating to past, present or future business activities of such Party, pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Ancillary Agreement (any such Information referred to herein as “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include Information that has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 6.09. Each Party will implement and maintain security measures with at least the same degree of care that applies to SDS’s confidential and proprietary information pursuant to the policies in effect as of the Distribution Date.

(c) From and after the Distribution Date, except to the extent required by applicable Law, each Party shall only use Confidential Personal Information received from the other Party: (i) in connection with the receiving Party’s performance of this Agreement and any Ancillary Agreement; (ii) in compliance with any express written instructions given by the Party to which the Confidential Personal Information belongs, as may be modified from time to time; and (iii) to the extent necessary to conduct business in the ordinary course and consistent with past practice. Upon completion of a receiving Party’s use of Confidential Personal Information, such Party shall use its reasonable efforts to retain such Confidential Personal Information in accordance with the policies of SDS in effect on the Distribution Date or such other policies as may be reasonably adopted by such Party after such date.

(d) Excluding Confidential Personal Information, each recipient of Confidential Information of the other may enhance its knowledge and experience retained in intangible form in the unaided memories of its Representatives as a result of developing, working with, or viewing the other Party’s Confidential Information (collectively, “Unaided Knowledge”). So long as the recipient complies with the provisions of Section 6.08, the recipient may develop, disclose, market, transfer and/or use Unaided Knowledge that may be generally similar to the other Party’s Confidential Information (excluding Confidential Personal Information), and the other Party shall not have any rights in the works created using such Unaided Knowledge nor any rights to compensation related to the recipient’s use of such Unaided Knowledge, nor any rights in the recipient’s business endeavors.

(e) When any Information furnished by the other Party after the Distribution Date pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party and at the election of the Party receiving such request, either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such

Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, each Party (i) may each retain copies of Information to the extent that such retention is required to demonstrate compliance with applicable Law or professional standards, or to comply with a bona fide document retention policy, provided, that any such Information so retained shall be held in compliance with the terms of this Agreement and (ii) shall, to the extent that (i) above is inapplicable to Information that is electronically stored, destroy such electronically stored Information only to the extent it is reasonably practical to do so.

(f) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants in this Section 6.08 and agrees that, in the event of such breach, the disclosing Party may, in addition to other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.08 and to enforce specifically the terms and provisions of this Section 6.08. Notwithstanding any other Section hereof, the provisions of this Section 6.08 shall survive the Distribution Date indefinitely.

Section 6.09 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of any other Party (or any member of any other Party’s Group), such Party shall, to the extent permitted by applicable Law, notify the disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the disclosing Party in seeking any reasonable protective arrangements requested by such Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 6.10 Privileged Matters. (a) The Parties recognize that certain legal and other professional services (both internal and external) have been and will be provided prior to and after the Distribution Date and have been and will be rendered for the collective benefit of the members of any Group, and that each of the members of any Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law; provided that with respect to such services the Parties agree as follows:

(i) the Parties shall not be entitled to assert privilege with respect to such legal and other professional services provided prior to the Distribution Date against any member of any other Group;

(ii) SDS shall be entitled, on behalf of itself or any member of the SDS Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the SDS Business, whether or not the privileged information is in the possession of or under the control of SDS or AS SpinCo. SDS shall also be entitled, on behalf of itself or any member of the SDS Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SDS Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the SDS Group, whether or not the privileged information is in the possession of or under the control of SDS;

(iii) AS SpinCo shall be entitled, on behalf of itself or any member of the Availability Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the Availability Business, whether or not the privileged information is in the possession of or under the control of SDS or AS SpinCo. AS SpinCo shall also be entitled, on behalf of itself or any member of the Availability Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Availability Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the Availability Group, whether or not the privileged information is in the possession of or under the control of AS SpinCo; and

(iv) the Parties shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.10, with respect to all privileges not allocated pursuant to the terms of Section 6.10(a)(ii) and (iii). All privileges relating to any claims, proceedings, litigation, disputes or other matters in which both AS SpinCo and SDS retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(b) No Party may waive any privilege that could be asserted under any applicable Law, and in which another Party has a shared privilege, without the consent of such other Party, which shall not be unreasonably conditioned, withheld or delayed or as provided in Section 6.10(c) or 6.10(d) below. Consent shall be deemed to be granted unless written objection is made within 15 days after notice upon the Party requesting such consent. Each Party agrees to maintain, preserve and assert all privileges, including all privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and the work product doctrine). The access to information being granted pursuant to Section 6.01 and the agreement to provide witnesses pursuant to Section 6.07 to AS SpinCo shall not be deemed a waiver any privilege by SDS that has been or may be asserted under this Section 6.10 or otherwise.

(c) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, any of such parties may waive a privilege in which another Party or member of such Group has a shared privilege, without obtaining the consent of such other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(d) If a dispute arises between or among the Parties or any members of their respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably condition, withhold or delay consent to any request for waiver by another Party. Each Party agrees that it will not condition, withhold or delay consent to waiver for any purpose except to protect its own legitimate interests.

(e) Upon receipt by any Party or by any member of any other Group of any subpoena, discovery, court order or other request that arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Parties of the existence of the request and shall provide the other Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 6.10 or otherwise to prevent the production or disclosure of such privileged Information.

Section 6.11 Control of Legal Matters.

(a) General.

(i) On or prior to the Distribution Date, SDS shall assume (or, as applicable, retain), or cause the applicable member of the SDS Group to assume (or, as applicable, retain) control of each of the SDS Litigation Matters, and SDS shall use its reasonable efforts to have a member of the SDS Group substituted for any member of the Availability Group named as a defendant in any such SDS Litigation Matters; provided, however, that no member of the SDS Group shall be required to make any such effort if the removal of any member of the Availability Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such SDS Litigation Matters.

(ii) On or prior to the Distribution Date, AS SpinCo shall assume (or, as applicable, retain), or cause the applicable member of the Availability Group to assume (or, as applicable, retain) control of each of the Availability Litigation Matters, and AS SpinCo shall use its reasonable efforts to have a member of the Availability Group substituted for any member of the SDS Group named as a defendant in any such Availability Litigation Matters; provided, however, that no member of the Availability Group shall be required to make any such effort if the removal of any member of the SDS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Availability Litigation Matters.

(iii) AS SpinCo and SDS shall assume (or, as applicable, retain), or cause the applicable member(s) of the Availability Group and SDS Group to assume (or, as applicable, retain) control of, on a joint basis, each Joint Litigation Matter; provided, however, that no Party may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further that any Party may settle a Joint Litigation matter if such settlement is for money only and provides a full release from any liability under such Joint Litigation Matter for the other Parties and, as applicable, the members of the other Party’s Group.

(b) Future Litigation Matters. Except as provided in Section 6.11(a), the Parties agree that with respect to all Actions commenced against any member of the SDS Group, any member of the Availability Group or members of both Groups on or after the Distribution Date, such Actions shall be controlled by:

(i) A member of the SDS Group, if such Action relates to the SDS Assets, the SDS Liabilities or the SDS Business (as the SDS Business is conducted from and after the Distribution Date) and not the Availability Assets, the Availability Liabilities or the Availability Business (a “Future SDS Litigation Matter”), and SDS shall use its reasonable efforts to have a member of the SDS Group substituted for any member of the Availability Group that may be named as a defendant in such Future SDS Litigation Matter; provided, however, that no member of the SDS Group shall be required to make any such effort if the removal of any member of the Availability Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future SDS Litigation Matter;

(ii) A member of the Availability Group, if such Action relates to the Availability Assets, the Availability Liabilities or the Availability Business (as the Availability Business is conducted from and after the Distribution Date) and not to the SDS Assets, the SDS Liabilities or the SDS Business (a “Future Availability Litigation Matter”), and AS SpinCo shall use its reasonable efforts to have a member of the Availability Group substituted for any member of the SDS Group which may be named as a defendant in such Future Availability Litigation Matter; provided, however, that no member of the Availability Group shall be required to make any such effort if the removal of any member of the SDS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Availability Litigation Matter; and

(iii) Except as provided in subparagraphs (i) or (ii) above, or as may be otherwise agreed by AS SpinCo and SDS, a member of each of the Availability Group and the SDS Group jointly if (A) members of both Groups jointly operate or operated at the relevant time the business to which such Action relates or such Action relates to both the SDS Assets, the SDS Liabilities or the SDS Business, on the one hand, and the Availability Assets, the Availability Liabilities or the Availability Business, on the other hand; (B) such Action arises from or relates to any document filed with any Governmental Authority at or prior to the Distribution Date by SDS or AS SpinCo in connection with the External Split-Off; (C) such Action is brought by or on behalf of the current or former stockholders of SDS or AS SpinCo and relates to any filing by SDS or AS SpinCo with any Governmental Authority other than those described in clause (B); or (D) such Action is brought by any person against SDS or AS SpinCo with respect to the External Split-Off (each of the matters in clauses (A) through (D) being a “Future Joint Litigation Matter”); provided, however, that no Party may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further that any Party may settle a Future Joint Litigation matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other Parties and, as applicable, the members of the other Party’s Group.

(c) Claims Against Third Parties. Actions by any member of either Group against third parties, and any proceeds or other benefits that may be received as a result of such Actions and any Liabilities arising out of or resulting from such Actions, that (i) relate to the SDS Business and not to the Availability Business shall be the property of the applicable member of the SDS Group; (ii) relate to the Availability Business and not to the SDS Business shall be the property of the applicable member of the Availability Group (“Availability Third Party Claims”); and (iii) relate to both the SDS Business and the Availability Business shall be the property of, and shall be shared by, SDS and AS SpinCo in proportion to their respective interests (“Joint Third Party Claims”).

(d) Retention of Counsel. The Parties agree that attorneys who have worked for any member of the SDS Group or any member of the Availability Group prior to the Distribution Date are not conflicted from representing any members of the SDS Group or the Availability Group, except to the extent such representation is adverse to a member of the other Group.

(e) Notice to Third Parties; Service of Process; Cooperation.

(i) To the extent necessary, to effectuate the provisions in this Agreement, each Party shall, and shall cause the members of its Group to, promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts and shall provide instructions for proper service of legal process and other documents.

(ii) Each Party shall, and shall cause the members of its Group to, attempt in good faith to not accept service on behalf of any member of another Party’s Group, and shall, and shall cause the members of their respective Groups to, use their reasonable efforts to deliver to each other any legal process or other documents incorrectly delivered to them or their agents as soon as possible following receipt.

(f) Specified Litigation Matter. Notwithstanding anything to the contrary in this Agreement, the Parties’ obligations with respect to the Action set forth on Schedule 6.11(f) shall be as set forth in such Schedule.

(g) Except as set forth in Section 6.11(f), nothing in this Section 6.11 shall affect in any way the indemnification provisions in Article IV or the allocation of Liabilities between the Parties under this Agreement. In the event of any conflict between the provisions of this Section 6.11 and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01 Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which Ancillary Agreement shall govern with respect to the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement, to the extent so provided therein), any and all disputes, controversies or claims (whether arising in contract, tort, or otherwise) arising out of, in connection with, or relating to this Agreement or any Ancillary Agreement, the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the SDS Group and the Availability Group (collectively, “Agreement Disputes”), including any determination of the scope, validity or applicability of this agreement to arbitrate, shall be finally and exclusively determined by arbitration administered by JAMS. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 7.01.

Section 7.02 Dispute Resolution.

(a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the parties at a senior level of management of the parties, including a representative holding the title of Chief Executive Officer, Chief Financial Officer or General Counsel of each Party (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable efforts to meet within 30 days of receipt of the Escalation Notice.

(b) If party-led discussions following the Escalation Notice fail to resolve the Agreement Dispute, the parties shall retain a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. The mediator shall be selected by the Party receiving the applicable Escalation Notice from a list of neutral individuals provided by JAMS. The costs of mediation shall be borne equally by all parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is a prerequisite to a demand for arbitration under Section 7.02(c).

(c) If the parties are not able to resolve any Agreement Dispute within 60 days of receipt of the applicable Escalation Notice or completion of mediation as described in Section 7.02(b), such Agreement Dispute shall be determined by arbitration administered by JAMS. The arbitration shall be conducted (i) by one (1) arbitrator appointed by SDS, one (1) arbitrator appointed by AS SpinCo and one (1) arbitrator appointed by the arbitrators selected by SDS and AS SpinCo pursuant to this Section 7.02(c), and (ii) in accordance with the rules of the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The hearings shall take place in Philadelphia, Pennsylvania.

(d) Prior to the time the arbitrators are appointed pursuant to Section 7.02(c), a Party may seek one or more temporary restraining orders or any other type of request for interim or provisional relief in a court of competent jurisdiction described in Section 7.02(g). Neither the request for, nor the grant or denial of, any such temporary restraining order or any other temporary relief, shall be deemed a waiver of the obligation to arbitrate as set forth herein.

(e) Except as required by Law or as may be required in order to enforce any award, the Parties shall hold, and shall cause the members of their respective Groups and their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation and arbitration in confidence in accordance with Section 6.08. Each of the Parties shall request that any mediator or arbitrator(s) comply with such confidentiality requirement.

(f) Unless otherwise agreed to in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to this Section 7.02 with respect to all matters not subject to such Agreement Dispute to the extent such Party is obligated to do so pursuant to the underlying agreement.

(g) The decision of the arbitrators shall be final and binding upon the Parties, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

ARTICLE VIII

FURTHER ASSURANCES

Section 8.01 Further Assurances.

(a) The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and any Ancillary Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Availability Assets and the assignment and assumption of the Availability Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title, free and clear of any Encumbrance, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Date, SDS and AS SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by SDS, AS SpinCo or any SDS Subsidiary or Availability Subsidiary, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Distribution Date, SDS and AS SpinCo shall take all actions as may be necessary to approve the stock-based employee benefit plans of AS SpinCo in order to satisfy the requirement of Rule 16b-3 under the Exchange Act.

(d) Prior to the Distribution Date, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

ARTICLE IX

CERTAIN OTHER MATTERS

Section 9.01 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 45 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 9.02 Certain Business Matters.

(a) SDS represents that, as of the date hereof, SDS management does not currently intend for the SDS Group to re-enter the information technology availability and commercial disaster recovery businesses as conducted by the Availability Group as of the Distribution Date, other than continuing to provide (i) hosting and other information technology managed services to the current and future customers of the SDS Group, which are typically provided in connection with the provision of proprietary software products or services, and (ii) disaster recovery services to current and future users of its proprietary software products or services as a supplement to such software and services.

(b) Notwithstanding Section 9.02(a), following the Distribution Date and except as otherwise set forth in any Ancillary Agreement or Continuing Contract, any Party may (i) engage in the same or similar activities or lines of business as any other Party is or in the future may be engaged and/or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of any other Party.

Section 9.03 Financial Information Certifications. In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of SDS to make the certifications required of them under the Sarbanes-Oxley Act of 2002, §302, on or prior to April 14, 2014, AS SpinCo shall cause to be prepared, certified and delivered to SDS the March 31, 2014 financial results of the Availability Group, which certification shall be in substantially the same form as had been provided by officers or employees of AS SpinCo in certifications delivered prior to the Distribution Date (provided that such certification shall be made by AS SpinCo rather than the individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement. In addition, AS SpinCo shall, upon written request, cause to be provided to SDS supporting fluctuation, analysis and variance reporting to substantiate the results of operations for the three months ended March 31, 2014 and financial position as of March 31, 2014.

Section 9.04 Certain Intellectual Property Matters.

(a) Effective as of the Distribution Date, SDS hereby grants, and shall cause the SDS Subsidiaries to grant, to Availability LLC, and Availability LLC hereby accepts, a non-exclusive, perpetual, irrevocable, royalty-free, transferable, worldwide right and license in, to and under the Availability Licensed IP for use solely in connection with the Availability Business. Availability LLC may grant sublicenses of its right and license herein only if Availability LLC remains liable for all obligations of such sublicensees under this Agreement. Subject to the underlying Intellectual Property owned by SDS or one of the SDS Subsidiaries, Availability LLC owns all modifications, enhancements, derivative works and improvements to the Availability Licensed IP that are developed by it or on its behalf.

(b) Effective as of the Distribution Date, Availability LLC hereby grants, and shall cause the Availability Subsidiaries to grant, to SDS, and SDS hereby accepts, a non-exclusive, perpetual, irrevocable, royalty-free, transferable, worldwide right and license in, to and under the SDS Licensed IP for use solely in connection with the SDS Business. SDS may grant sublicenses of its right and license herein only if SDS remains liable for all obligations of such sublicensees under this Agreement. Subject to the underlying Intellectual Property owned by Availability LLC or one of the Availability Subsidiaries, SDS owns all modifications, enhancements, derivative works and improvements to the SDS Licensed IP that are developed by it or on its behalf.

(c) Other than the rights to use the Availability Licensed IP and the SDS Licensed IP as expressly set forth in Section 9.04(a) and Section 9.04(b), respectively, no license or right is granted herein by or to any Party with respect to or under any Party’s Intellectual Property rights.

(d) Each Party hereby acknowledges and confirms that the SDS Licensed IP or the Availability Licensed IP, as applicable, licensed to it under this Agreement consists of valuable proprietary information and trade secrets of the licensor and that the unauthorized use, loss or outside disclosure of such Intellectual Property shall cause irreparable injury to the licensor. Each Party acknowledges that monetary damages may not be a sufficient remedy for the unauthorized use or disclosure of such Intellectual Property and that the licensor shall be entitled, without waiving other rights or remedies, to seek injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

Section 9.05 Third Party License Audits; Payments. Each of the Parties acknowledges and agrees that (a) one or more members of the Availability Group or one or more members of the SDS Group (each such group, the “Licensee Group”) may use, access, license or sublicense Third Party IP and Software covered by a Third Party License between one or more members of the SDS Group or one or more members of the Availability Group, respectively (each such group, the “Licensor Group”), and a third party licensor and (b) in connection with such Third Party License, the third party licensor may request an audit of each of the Licensor Group’s and the Licensee Group’s use of the Third Party IP and Software and the amount of royalties, fees or other payments due under the Third Party License. In the event any such audit is requested by such third party licensor, each Licensee Group member shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to cooperate with the Licensor Group and to facilitate such auditor’s review, including making reasonably available its relevant books, records and personnel during normal business hours, provided that such audit shall not unreasonably interfere with the audited Licensee Group member’s normal business operations. If, following any such audit, it is finally determined that any additional amount of royalties, fees or other payments is due under a Third Party License in respect of Third Party IP and Software, SDS and AS SpinCo shall allocate between the Licensee Group and the Licensor Group such royalties, fees or other payments based on each Group’s usage of such Third Party IP and Software that resulted in such additional amount becoming payable and each Group shall promptly pay (which, in the case of the Licensee Group, may be paid to the Licensor Group for remittance to such third party licensor or as reimbursement for prior payment by the Licensor Group to the third party licensor) its allocable share of such additional amount.

Section 9.06 Telecom Agreements. In connection with the AS Separation Transaction, certain telecommunications agreements will be separated into two separate agreements covering each of the Availability Group and the SDS Group on a separate basis. Certain of such agreements will contain a minimum purchase requirement. The Parties agree to the allocation of certain minimum purchase requirements between the Availability Group and SDS Group as set forth in Schedule 9.06. To the extent that either the Availability Group or the SDS Group fails to meet its minimum purchase requirement under any such separate agreement, the other Group (either the Availability Group or the SDS Group, as applicable) purchases more than its minimum purchase requirement under the applicable agreement and the telecommunications provider agrees to allocate to the Group that fails to meet its minimum purchase requirement any portion of the other Group’s overage, the Group that fails to meet its minimum purchase requirement shall pay (on a reasonably prompt basis) the other Group $0.20 for each $1.00 allowed to be allocated to it by such telecommunications provider. To the extent that either the Availability Group or the SDS Group fails to meet its share (as agreed upon and set forth in Schedule 9.06) of the joint minimum purchase requirement under an agreement with a telecommunications provider shared by the Availability Group and the SDS Group (prior to separate agreements being put in place) (a “Shortfall”) and the other Group (either the Availability Group or the SDS Group, as applicable) purchases more than its share of such joint minimum purchase requirement (an “Overage”), the Group that has a Shortfall shall pay (on a reasonably prompt basis) the other Group $0.20 for each $1.00 of the other Group’s Overage that counts towards the such joint minimum purchase requirement.

Section 9.07 Cash Adjustment.

(a) Within nine (9) Business Days after the Distribution Date, AS SpinCo shall cause to be prepared and delivered to SDS a written statement (the “Distribution Date Cash Statement”) that shall set forth the aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date. The Distribution Date Cash Statement shall be certified by the Chief Financial Officer of AS SpinCo and accompanied by reasonable supporting back-up information with respect to such aggregate Cash amount (e.g., bank reconciliation).

(b) If SDS does not give written notice to AS SpinCo that it disputes any aspect of the Distribution Date Cash Statement (a “Cash Dispute Notice”) within three (3) Business Day of receiving the Distribution Date Cash Statement, SDS agrees that the Distribution Date Cash Statement shall be deemed to set forth the final aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date. If SDS timely delivers a Cash Dispute Notice to AS SpinCo, AS SpinCo and SDS shall use commercially reasonable efforts to resolve the dispute during the five (5) Business Day period commencing on the date AS SpinCo receives the Cash Dispute Notice from SDS. If SDS and AS SpinCo agree upon a final resolution with respect to all disputed items within such five (5) Business Day period, then the Distribution Date Cash Statement shall be revised as appropriate to reflect such resolution by SDS and AS SpinCo and, as so revised, such Distribution Date Cash Statement shall be deemed to set forth the final aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date. If SDS and AS SpinCo do not agree upon a final resolution with respect to any disputed items within such five (5) Business Day period, then the remaining items in dispute shall be submitted promptly to Deloitte LLP (the “Accounting Firm”). The Accounting Firm shall be requested to render a determination of the applicable dispute within ten (10) Business Days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between SDS and AS SpinCo, and any associated engagement fees shall be initially borne fifty percent (50%) by SDS and fifty percent (50%) by AS SpinCo; provided that such fees shall ultimately be allocated between the parties in the same proportion that the aggregate amount of the remaining disputed items that were submitted to the Accounting Firm that is unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm shall only consider those items and amounts as to which SDS and AS SpinCo have disagreed within the time periods and on the terms specified above. The determination made by the Accounting Firm with respect to the remaining disputed items shall not exceed or be less than the amounts proposed by SDS and AS SpinCo, as the case may be. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Distribution Date Cash Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 9.07 and, as so revised, such Distribution Date Cash Statement shall be deemed to set forth the final aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date.

(c) For purposes of verification of the aggregate Cash amount set forth on the Distribution Date Cash Statement, AS SpinCo shall, and shall cause the other members of the Availability Group to, make its financial records reasonably available to SDS, its accountants and other representatives and, if applicable, the Accounting Firm (in a manner so as to not interfere unreasonably with the normal business operations of the members of the Availability Group).

(d) Within one (1) Business Day following the determination of the final aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date in accordance with this Section 9.07, AS SpinCo or SDS, as applicable, shall make the following payment in immediately available funds:

(i) If the aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date is greater than the Target Cash Amount, AS SpinCo shall pay to SDS an amount equal to such excess; and

(ii) If the aggregate amount of Cash of the Availability Group as of 11:59 pm on the Distribution Date is less than the Target Cash Amount, SDS shall pay to AS SpinCo an amount equal to such shortfall.

Section 9.08 Net Working Capital Adjustment.

(a) Within thirty (30) days after the Distribution Date, SDS shall cause to be prepared and delivered to AS SpinCo a written statement (the “Initial Net Working Capital Statement”) that shall set forth a calculation in reasonable detail of SDS’s proposed calculation of Net Working Capital. The Initial Net Working Capital Statement shall be prepared in accordance with the practices and methodologies applied in preparing the Example Statement of Net Working Capital and shall be based exclusively on the facts and circumstances as they existed as of 11:59 pm on the Distribution Date, provided that the effects of the AS Separation Transaction and any event, act, change in circumstances or similar development arising or occurring after the Distribution Date shall be disregarded. In furtherance of the forgoing, (i) on or prior to April 7, 2014, AS SpinCo shall cause to be prepared and delivered to SDS trial balance financial packages for the quarterly period ended March 31, 2014, which trial balance packages shall include all members of the Availability Group consistent with what has historically been provided to SDS for purposes of its consolidation and external SEC reporting requirements; and (ii) on or prior to April 8, 2014, AS SpinCo shall cause to be prepared and delivered to SDS all required supporting Khalix schedules typically provided to SDS.

(b) If AS SpinCo does not give written notice to SDS that it disputes any aspect of the Initial Net Working Capital Statement (an “Adjustment Dispute Notice”) within fifteen (15) days of receiving the Initial Net Working Capital Statement, AS SpinCo agrees that the Initial Net Working Capital Statement shall be deemed to set forth the final Net Working Capital. Prior to the end of such fifteen (15) day period, AS SpinCo may accept the Initial Net Working Capital Statement by delivering written notice to that effect to SDS, in which case the final Net Working Capital shall equal the Net Working Capital set forth in the Initial Net Working Capital Statement. If AS SpinCo gives an Adjustment Dispute Notice to SDS within such fifteen (15) day period, AS SpinCo and SDS shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date SDS receives the Adjustment Dispute Notice from AS SpinCo. If SDS and AS SpinCo agree upon a final resolution with respect to all disputed items within such thirty (30) day period, then the Initial Net Working Capital Statement shall be revised as appropriate to reflect such resolution by SDS and AS SpinCo and, as so revised, such Initial Net Working Capital Statement shall be deemed to set forth the final Net Working Capital. If SDS and AS SpinCo do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to the Accounting Firm. The Accounting Firm shall be requested to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between SDS and AS SpinCo, and any associated engagement fees shall be initially borne fifty percent (50%) by SDS and fifty percent (50%) by AS SpinCo; provided that such fees shall ultimately be allocated between the parties in the same proportion that the aggregate amount of the remaining disputed items that were submitted to the Accounting Firm that is unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm shall (i) only consider those items and amounts as to which SDS and AS SpinCo have disagreed within the time periods and on the terms specified above and (ii) only make adjustments based on noncompliance with the practices and methodologies applied in preparing the Example Statement of Net Working Capital. The determination made by the Accounting Firm with respect to the remaining disputed items shall not exceed or be less than the amounts proposed by SDS and AS SpinCo, as the case may be. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Initial Net Working Capital Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 9.08 and, as so revised, such Initial Net Working Capital Statement shall be deemed to set forth the final Net Working Capital.

(c) AS SpinCo shall, and shall cause the other members of the Availability Group to, make its financial records reasonably available to SDS and its accountants and other representatives at reasonable times at any time (in a manner so as to not interfere unreasonably with the normal business operations of the members of the Availability Group) for purposes of the preparation by SDS of, and the resolution of any objections with respect to, the Initial Net Working Capital Statement. Each Party shall, and shall cause the other members of its Group to, make its financial records reasonably available to the Accounting Firm at reasonable times at any time (in a manner so as to not interfere unreasonably with the normal business operations of the members of each Group) during the review by the Accounting Firm of, and the resolution of any objections with respect to, the Initial Net Working Capital Statement

(d) From the Distribution Date through the date of resolution of any objections to the Initial Net Working Capital Statement pursuant to this Section 9.08, AS SpinCo shall not, and shall cause the other members of the Availability Group not to, take any actions with respect to any accounting books, records, policy or procedure of the Availability Group on which the Net Working Capital is to be based that would make it impossible or impracticable to calculate the Net Working Capital in the manner and utilizing the methods required hereby.

(e) Promptly (and in any event within three (3) Business Days) following the determination of the final Net Working Capital in accordance with this Section 9.08, AS SpinCo or SDS, as applicable, shall make the following payment in immediately available funds:

(i) If the final Net Working Capital is greater (a smaller negative number) than negative $126 million, AS SpinCo shall pay to SDS an amount equal to the amount by which the final Net Working Capital is greater than negative $126 million; and

(ii) If the final Net Working Capital is less (a larger negative number) than negative $136 million, SDS shall pay to AS SpinCo an amount equal to the amount by which the final Net Working Capital is less than negative $136 million.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Capital, without the approval of any other Party or the stockholders of Capital.

Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Limitation of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OTHER MEMBER OF ANY GROUP BE LIABLE TO ANY OTHER PARTY OR ANY OTHER MEMBER OF ANOTHER GROUP FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES;

PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT ANY PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN ARTICLE IV.

Section 11.02 Expenses. Except as otherwise specified in this Agreement or in any Ancillary Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, to the extent they are incurred prior to the Distribution Date, shall be borne by SDS, and to the extent they are incurred subsequent to the Distribution Date, shall be borne by the Party incurring such costs and expenses.

Section 11.03 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) or (d) on the next business day when sent by internationally recognized overnight courier (providing proof of delivery) in each case to the respective Party at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 11.04):

If to a member of the SDS Group, to:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, PA 19087

Attn: General Counsel

If to a member of the Availability Group, to:

Sungard Availability Services Capital, Inc.

680 East Swedesford Road

Wayne, PA 19087

Attn: General Counsel

Section 11.05 Public Announcements. Prior to the External Split-Off, SDS shall be the sole Party permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise required by Law or applicable stock exchange regulation.

Section 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement and the Ancillary Agreements (including all exhibits and schedules hereto and thereto and any other agreement expressly contemplated hereby or thereby) constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 11.08 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such Parties), as the case may be, and any attempted assignment without such consent shall be null and void.

Section 11.09 Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties; or (b) by a waiver in accordance with Section 11.10.

Section 11.10 Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto; or (c) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IV relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 11.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the consummation of the AS Separation Transaction and shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

SUNGARD CAPITAL CORP.

By:	*
Name:	Charles J. Neral
Title:	Senior Vice President, Finance, and
Chief Financial Officer

SUNGARD CAPITAL CORP. II

By:	*
Name:	Charles J. Neral
Title:	Senior Vice President, Finance, and Chief Financial Officer

SUNGARD HOLDING CORP.

By:	*
Name:	Charles J. Neral
Title:	Senior Vice President, Finance, and Chief Financial Officer

SUNGARD HOLDCO LLC

By:	*
Name:	Charles J. Neral
Title:	Senior Vice President, Finance, and Chief Financial Officer

SUNGARD DATA SYSTEMS INC.

By:	*
Name:	Charles J. Neral
Title:	Senior Vice President, Finance, and Chief Financial Officer

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Charles J. Neral
Charles J. Neral

SUNGARD AVAILABILITY SERVICES CAPITAL, INC.

By:	*
Name:	Robert C. Singer
Title:	Executive Vice President and Chief Financial Officer

SUNGARD AVAILABILITY SERVICES HOLDINGS, LLC

By:	*
Name:	Robert C. Singer
Title:	Executive Vice President and Chief Financial Officer

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Robert C. Singer
Robert C. Singer